Exhibit 10.2
EXECUTIVE SEVERANCE AGREEMENT
This Executive Severance Agreement is entered into as of October 8, 2010 (“Execution Date”) by and between NYMAGIC, INC., a New York corporation (together with its subsidiaries, and its and their successors and assigns, the “Company”), and Thomas J. Iacopelli (the “Executive”).
WITNESSETH:
WHEREAS, the Company and the Executive entered into an employment agreement effective January 1, 2010 (the “Employment Agreement”);
WHEREAS, the Company has entered into an Agreement and Plan of Merger with Prosight Specialty Insurance Holdings, Inc. and certain of its affiliates (collectively, “Buyer”) dated July 15, 2010, pursuant to which the Company agreed to be acquired by Buyer (the “Transaction”);
WHEREAS, the Company and the Executive desire to substitute the Employment Agreement with this Executive Severance Agreement, effective as of the closing of the Transaction;
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually, a “Party” and, together, the “Parties”) agree as follows:
1. Effective Date.
The terms set forth in this Executive Severance Agreement are binding on the Parties as of the Execution Date and will become effective upon the closing of the Transaction (“Effective Date”). Until the Transaction closes or if the Transaction does not close, the terms of the Employment Agreement will remain in full force and effect.
2. Novation.
As of the Effective Date, the Employment Agreement is hereby novated and is of no further force and effect, and neither the Company nor the Executive shall have any obligation to the other thereunder.
3. Employment.
The Company agrees to employ the Executive and the Executive agrees to provide services to the Company from the Effective Date until the Executive’s employment is terminated pursuant to Section 6 hereof. For purposes of the compensation and benefits provided under this Executive Severance Agreement, the period from the Effective Date until December 31, 2012 shall be the “Term.” Following the Term, the Executive shall have no rights to any payments under this Executive Severance Agreement. The Executive’s employment relationship with the Company is “at will.” As such, the Company and the Executive each have the right to terminate that employment relationship at any time, without any further obligations owed to each other except as set forth herein. Nothing is this Executive Severance Agreement is intended to interfere with the “at will” nature of the relationship, including, without limitation, the Company’s right to alter the Executive’s title and duties, compensation and benefits, and work location in accordance with the terms of this Executive Severance Agreement.

4. Title and Duties.
The Executive shall serve as Chief Financial Officer (‘CFO’) of the Company and shall perform such duties and responsibilities as are assigned to him from time to time by the Company’s President and Chief Executive Officer (“the President and CEO”) or his designee. Such duties and responsibilities of the Executive shall be those which are customary and consistent with the Executive’s position as CFO. The Executive shall devote substantially all of his business time and attention (except for periods of vacation or absence due to illness), and his best efforts, abilities, experience, and talent to the position of CFO. The President and CEO or the President and CEO’s designee may at any time authorize a change to the Executive’s position, title, duties, responsibilities, and reporting relationships.
5. Compensation and Benefits.
(a) Base Compensation. During the Term, the Executive shall be paid an annualized salary, payable in accordance with the regular payroll practices of the Company equal to $275,000 per annum (the “Annual Base Salary”) which amount shall not be reduced unilaterally by the Company during the Term.
(b) Incentive Bonus. For each calendar year during the Term, the Executive shall participate in the Company’s annual incentive plan, with a target incentive bonus of 50% of Annual Base Salary (“Annual Target Bonus”), and shall be eligible for an annual incentive bonus (the “Annual Incentive Bonus”) award based on the achievement of certain performance goals and objectives during the Company’s calendar year as determined in the first quarter of the calendar year by the President and CEO. The achievement of any such Company or individual goal or objective shall be determined in the discretion of the President and CEO, and the Annual Incentive Bonus shall be paid in the form of cash and other compensation as agreed by the Executive and the Company, unless the Company acts in its discretion to pay all or a greater portion of the Annual Incentive Bonus in the form of cash. The Annual Incentive Bonus shall be paid to the Executive in the calendar year following the year to which such Annual Incentive Bonus relates as soon as reasonably practicable following completion of the Company’s audited financials for such year. To be eligible to receive the Annual Incentive Bonus, the Executive must be employed by the Company on the date that the Annual Incentive Bonus is paid.
(c) Employment Benefit Plans. The Executive shall be entitled to participate in such employee benefit plans and programs of the Company as are made available to the Company’s senior level executives or to its employees generally (“Benefit Plans”), as such Benefit Plans may be in effect from time to time and subject to the right of the Company, in its sole discretion, to modify and/or terminate any such plans at any time, including, without limitation, health, medical, dental long-term disability, profit sharing and travel accident and life insurance plans.

6. Termination of Employment.
The Company may terminate the Executive’s employment with the Company at any time by giving notice of the termination to the Executive pursuant to the terms of this Section 6. The Executive may terminate his employment with the Company on his own initiative (other than on account of his death or Disability) upon delivery of ten (10) business days’ advance notice to the Company, which notice may be waived by the Company, or in accordance with the requirements with respect to a Resignation for Good Reason (as provided under the definition of “Resignation for Good Reason.”) Any termination of employment by the Company or by the Executive under this Section 6 shall be communicated by a written notice to the other party hereto indicating the specific termination provision in this Executive Severance Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of employment under the provision so indicated, and specifying a Termination Date as provided for in this Executive Severance Agreement (a “Notice of Termination”). The “Termination Date” shall be (i) in the case of the Executive’s death, the date of death of the Executive; (ii) if the Executive is terminated as a result of disability, the date specified in the Notice of Termination; (iii) in the case of Resignation for Good Reason, on the day following the applicable ten (10) day period during which the Company has the right to correct, but fails to correct, the grounds for Resignation for Good Reason; (iv) if the Executive resigns for any other reason, the end of the applicable ten (10) day notice period or, if earlier, the date the Executive ceases to perform services for the Company if the Executive does not give at least 10 days’ advance notice or if the Company waives such notice; (v) in the case of a Termination for Cause, the date on which the Notice of Termination is given to the Executive; and (vi) in all other cases, the date specified in the applicable Notice of Termination.
7. Termination Payments.
(a) Accrued Benefits. Upon the Executive’s termination of employment for any reason during the Term, the Executive shall be entitled to receive (i) any portion of the Annual Base Salary earned for services rendered by the Executive through the Termination Date which had not yet been paid by the Termination Date, which shall be paid within ten (10) days of the Termination Date; (ii) any unpaid expense reimbursement owed to the Executives in accordance with the Company’s expense reimbursement policy which shall be paid within thirty (30) days of the Termination Date; and (iii) any amount earned, accrued and arising from the Executive’s participation in, or benefits accrued under any Benefit Plan or arrangement, which amounts shall be payable in accordance with the terms and conditions of such Benefit Plan or arrangement (the “Accrued Benefits”).
(b) Severance Benefits. If the Executive’s employment is terminated during the Term due to a Termination without Cause or Resignation for Good Reason, the Company shall have no other obligations to the Executive except to provide the following:
(i) The Accrued Benefits; and,
(ii) Provided the Executive has executed a Release pursuant to Section 7(f) hereof, a lump sum cash payment equal to the sum of: (1) the Severance Multiple times the Annual Base Salary in effect as of the Effective Date, and (2) the product of (x) a fraction, the numerator of which is the number of days elapsed in the calendar year of the Executive’s Termination Date, and the denominator of which is 365 (or 366 in the case of a leap year), times (y) the Executive’s Annual Target Bonus in effect as of the Effective Date, such lump sum to be paid in accordance with Section 7(f) hereto (such lump sum cash payment, the “Severance Payments”).

(c) Upon Any Other Termination during the Term. Upon termination of Executive’s employment during the Term for any other reason other than due to a Termination without Cause or Resignation for Good Reason, including, without limitation, the Executive’s death or Disability, the Executive’s resignation (other than a Resignation for Good Reason), or Termination for Cause, the Executive shall only be entitled to payment of the Accrued Benefits.
(d) Definitions.
“Disability” has the same meaning as such term is defined under the Company’s long-term disability plan.
“Resignation for Good Reason” means (i) the Executive’s resignation solely due to the Company’s requirement, without the Executive’s prior written consent, that the Executive’s regular place of employment be relocated more than 50 miles from the Executive’s regular place of employment as of the date the Executive provides Notice of Termination or (ii) the Executive’s resignation due to a material diminution in the Executive’s duties or responsibilities. Resignation for Good Reason shall only apply; provided that the Executive shall have given written notice setting forth the Executive’s intention to terminate his employment upon the Executive’s becoming aware of the initial existence of such event or condition, but in no event later than twenty (20) days following the initial existence of such event or condition, and the Company shall not have corrected the situation within ten (10) days after such notice of Executive’s Resignation for Good Reason. For the avoidance of doubt, there shall be no Resignation for Good Reason if the Executive does not provide notice in accordance with these requirements, in which case the Executive shall only be entitled to the Accrued Benefits.
“Severance Multiple” means (i) one (1) in the case of a Resignation for Good Reason due to a material diminution in the Executive’s duties and responsibilities and (ii) two (2) in the case of a Termination without Cause or a Resignation for Good Reason due to the Company’s requirement that the Executive relocate.
“Termination for Cause” means (i) conviction of a felony or pleading guilty or nolo contender to an offense that is a felony, or a misdemeanor involving moral turpitude, in the jurisdiction in where committed; (ii) engagement in conduct that constitutes willful or gross neglect of, or willful or gross misconduct in carrying out, the Executive’s duties, (iii) the Executive’s failure to cooperate, if requested by the Company, with any investigation or inquiry into the Company’s business practices, whether internal or external; (iv) the Executive’s refusal to perform the Executive’s duties; (v) the Executive’s violation of a material Company policy; (vi) the failure of the Executive to devote substantially all of the Executive’s business time, attention and best efforts to the perfoitnance of the Executive’s assigned duties, (vii) in the Company’s sole discretion, unsatisfactory performance of the Executive, or (viii) the Executive’s breach of this Executive Severance Agreement.

“Termination without Cause” means the Company’s termination of the Executive’s employment due to elimination of the Executive’s position (or any subsequent position that may have been assigned to the Executive by the CEO or the CEO’s designee), lack of work, cost containment, a general reduction in force or such other business reasons beyond the control of the Executive.
(e) General Release by the Executive. Notwithstanding any provision of this Executive Severance Agreement to the contrary, the Company’s payment of the Severance Payments shall be conditioned upon the Executive’s execution and the irrevocability of a release in such form as the Company in its sole discretion deems acceptable (the “Release”). The Company shall provide the Release to the Executive within five (5) days of the Termination Date. Provided that the Executive has delivered the executed Release to the Company and the Release is no longer revocable pursuant to applicable law as of the 60th day following the Termination Date (“Payment Date”), the Company shall pay the Severance Payments to the Executive on the Payment Date, or if not commercially practicable, promptly thereafter. The Executive shall not be entitled to payment of, and the Company shall have no further obligations with respect to, the Severance Payments if the Release is not effective as of the Payment Date, either because the Executive has not delivered the Release to the Company or the Executive still has the right to revoke the Release as of the Payment Date.
(f) No Mitigation, No Offset. In the event of any termination of employment, the Executive shall be under no obligation to seek other employment, and amounts due the Executive under this Executive Severance Agreement shall not be offset by any remuneration attributable to any subsequent employment that he may obtain.
8. Code Section 409A.
(a) Any reimbursement payment due to the Executive in accordance with the expense reimbursement policy of the Company and any other provision of this Executive Severance Agreement shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The Executive agrees to provide prompt notice to the Company of any such expenses (and any other documentation that the Company may reasonably require to substantiate such expenses) in order to facilitate the Company’s timely reimbursement of the same. The reimbursements pursuant to the Company’s expense reimbursement policy and any other provision of this Executive Severance Agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits that the Executive receives in one taxable year shall not affect the amount of such reimbursements or benefits that the Executive receives in any other taxable year.
(b) Each payment hereunder shall be treated as a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance of the United States Treasury and Internal Revenue Service then in effect thereunder (“Section 409A”).

(c) A termination of employment shall not be deemed to have occurred for purposes of this Executive Severance Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would cause the imposition of additional amount owing under Section 409A. As permitted by Treasury Regulation 1.409A.1(h)(l)(ii), 49% shall be substituted in lieu of 20% for the average level of bona fide services performed during the immediately preceding 36 month period in order to constitute a “separation from service”. For purposes of any such provision of this Executive Severance Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”
(d) If the Executive is a “specified employee” for purposes of Section 409A on the Termination Date (e.g., in the event that Company securities become traded on national securities exchange at any time following the Effective Date), then any payments to be made during the six (6) month period following the date of termination shall be deferred and paid to the Executive under this Executive Severance Agreement, any Benefit Plan or other agreement between the parties on the first business day following such period (or if earlier, the Executive’s date of death) if such deferral would avoid the imposition of additional amounts owing under Section 409A. All other payments shall be paid in accordance with the normal payment dates specified for them in accordance with this Executive Severance Agreement or the applicable Benefit Plan or other agreement between the parties.
(e) This Executive Severance Agreement shall be construed and applied to the fullest extent in a manner to minimize imposition of any additional amounts owing under Section 409A. Notwithstanding any other provision of this Executive Severance Agreement or any Benefit Plan or other agreement between the parties, the Company, its subsidiaries and affiliates, and any of their employees or representatives (i) make no representation with respect to compliance with Section 409A, (ii) shall not be obligated to minimize the imposition of any additional amounts owing under Section 409A, and (iii) shall not be liable to the Executive with respect to their attempt or failure to comply with Section 409A or the imposition of any additional amounts on the Executive owing under Section 409A.
9. Confidentiality: Cooperation With Regard to Litigation; Non-Disparagement; Return of Company Materials; Compliance With Law.
(a) Confidentiality. During the Term and thereafter, the Executive shall not, without the prior written consent of the Company, disclose to anyone or make use of any Confidential Information as that term is defined in Section 9(c), except in the performance of his duties hereunder or when required to do so by legal process, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) that requires him to divulge, disclose or make accessible such information. In the event that the Executive is so ordered, he shall give prompt written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such order.
(b) Disclosure of Executive Severance Agreement. During the Term and thereafter, the Executive shall not disclose the existence or contents of this Executive Severance Agreement beyond what is disclosed in the Company’s proxy statement or documents filed with the government unless and to the extent such disclosure is required by law, by a governmental agency, or in a document required by law to be filed with a governmental agency or in connection with enforcement of his rights under this Executive Severance Agreement. In the event that disclosure is so required, the Executive shall give prompt written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such requirement.

(c) Confidential Information. “Confidential Information” shall mean (i) all information concerning the business of the Company or any Subsidiary including information relating to any of its or their products, product development, trade secrets, agents, brokers, customers, suppliers, finances, and business plans and strategies, and (ii) information regarding the organization structure and the names, titles, status, compensation, benefits and other proprietary employment-related aspects of the employees of the Company and the Company’s employment practices. Excluded from the definition of Confidential Information is information (i) that is or becomes part of the public domain, other than through the breach of this Executive Severance Agreement by the Executive or (ii) regarding the Company’s business or industry properly acquired by the Executive in the course of his career as an executive in the Company’s industry and independent of the Executive’s employment by the Company. For this purpose, information known or available generally within the trade or industry of the Company or any Subsidiary shall be deemed to be known or available to the public. “Subsidiary” shall mean any corporation controlled directly or indirectly by the Company.
(d) Cooperation. The Executive agrees to cooperate with the Company, during the Term and thereafter (including following the Executive’s termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any affiliate, in any such action, suit, or proceeding, by providing information and meeting and consulting with the representatives of or counsel to, the Company, or any affiliate as requested; provided, however, that the same does not materially interfere with his then current professional activities.
(e) Non-disparagement. The Executive agrees that, during the Term and thereafter (including following the Executive’s termination of employment for any reason) he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or its affiliates or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Executive Severance Agreement shall preclude either the Executive from making truthful statements or disclosures that are required by applicable law, regulation, or legal process.
(f) Company Property. Upon any termination of employment, the Executive agrees to deliver to the Company any Company property and any documents, notes, drawings, specifications, computer software, data and other materials of any nature pertaining to any Confidential Information that are held by the Executive and will not take any of the foregoing, or any reproduction of any of the foregoing, that is embodied in any tangible medium of expression.
(g) Compliance with Law. The Executive agrees that at all times during the Executive’s employment the Executive shall be in full compliance with applicable laws and regulations and shall take no action which would, if performed directly by the Company, not be in full compliance with applicable laws and regulations.

10. Protection of The Company’s Business/Non-Solicitation of Employees.
(a) Consideration. The Executive recognizes that the compensation provided pursuant to this Executive Severance Agreement is an integral portion of the consideration to be paid by the Company to the Executive.
(b) Non-Competition. During the period beginning with the Effective Date and ending two (2) years following the termination of the Executive’s employment, the Executive shall not, directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any business conducted or proposed to be conducted by the Company or any Subsidiary; provided, that in no event shall ownership of one percent or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 10(b), so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof.
(c) Non-solicitation. During the period beginning with the Effective Date and ending two (2) years following the termination of the Executive’s employment, the Executive shall not induce employees of the Company or its affiliates to terminate their employment; provided, however, that the foregoing shall not be construed to prevent the Executive from engaging in generic nontargeted advertising for employees generally. During such period, the Executive shall not hire, either directly or through any employee, agent or representative, any employee of the Company or any Subsidiary.
(d) Definitions. For purposes of Sections 9 and 10 all references to “the Company” shall be deemed to include NYMAGIC, INC. and its Subsidiaries. For the purposes of the covenants set forth in this Section 10, the words “directly or indirectly” as they modify a prohibited activity shall include acting as an agent, representative or employee of any enterprise, which so acts, and includes any direct or indirect participation in such acting enterprise as a material creditor, owner, lender, partner, limited partner, joint venture, or stockholder, except as a stockholder holding less than a one percent (1%) interest in a corporation whose shares are traded on a national securities exchange.
(e) Reasonableness of Restrictions. The Executive has carefully read and considered the provisions of this Section 10, and having done so, agrees that the restrictions set forth herein, including, but not limited to, the time period of the restrictions, the geographic areas of the restrictions, and the scope of the restrictions are fair and reasonable, are supported by sufficient and valid consideration, and the restrictions do not impose any greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company and its affiliated entities, officers, directors and shareholders. The Executive acknowledges that these restrictions will not prevent him from obtaining gainful employment or cause him undue hardship; that there are numerous other employment and business opportunities available to him that are not affected by these restrictions; and that the Executive’s ability to earn a livelihood without violating such restrictions is a material condition to employment with the Company.

(f) Legal Compliance. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties hereto that such restriction may be modified or amended by such court to render it enforceable to the maximum extent permitted by the law of that state.
(g) Breach. In addition to whatever other rights and remedies the Company may have at equity or in law, if the Executive breaches any of the provisions contained in Sections 9 or 10, the Executive shall pay the Company an amount equal to the Severance Payments, and the Company (i) shall have its rights to injunctive relief under Section 11, and (ii) shall have the right to immediately terminate all payments and benefits due under this Executive Severance Agreement. The Executive acknowledges that such a breach of Sections 9 or 10 would cause irreparable injury and that money damages would not provide an adequate remedy for the Company; provided, however, the foregoing shall not prevent the Executive from contesting the issuance of any such injunction on the ground that no violation or threatened violation of Sections 9 or 10 has occurred.
(h) Survival. The terms and provisions of Sections 9 or 10 shall survive the termination of this Executive Severance Agreement and the Term.
11. Injunctive Relief.
Without intending to limit the remedies available to the Company, the Executive hereby expressly acknowledges that any breach or threatened breach by the Executive of any of the terms of this Executive Severance Agreement may result in significant and continuing injury to the Company, the monetary value of which would be impossible to establish. Therefore, as the Executive acknowledges that the Company has no adequate remedy at law in the event of any actual or threatened breach of any provision of this Executive Severance Agreement, the Company shall be entitled to injunctive relief without the necessity of posting a bond or other security or other equitable remedies in addition to any legal relief or remedies the Company may elect to pursue. The provisions of this Section 11 shall survive the termination of this Executive Severance Agreement.
12. Governing Law/Jurisdiction.
This Executive Severance Agreement shall be governed by and construed and interpreted in accordance with the laws of New York without reference to principles of conflict of laws. Subject to Section 13, the Company and the Executive hereby consent to the jurisdiction of any or all of the following courts for purposes of resolving any dispute under this Executive Severance Agreement: (i) the United States District Court for the Southern District of New York or (ii) any of the courts of the State of New York. The Company and the Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and the Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to such jurisdiction and any defense of inconvenient forum.

13. Resolution of Disputes.
Any controversy or claim arising out of or relating to this Executive Severance Agreement or any breach or asserted breach hereof or questioning the validity and binding effect hereof arising under or in connection with this Executive Severance Agreement shall be resolved by binding arbitration (under which the arbitrators shall have no authority to award punitive damages or legal fees) to be held in New York, New York in accordance with the rules and procedures of the American Arbitration Association; provided, however, that applications for injunctive relief arising under or in connection with Section 11 shall be submitted to the federal or state courts in the State of New York. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.
14. Severability.
In the event that any provision or portion of this Executive Severance Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Executive Severance Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
15. Survivorship.
The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.
16. Assignments; Successors and Assigns.
This Executive Severance Agreement shall be binding upon and inure to the benefit of the Company and to the Executive and their respective heirs, successors and assigns, except that the Executive shall not have the right to delegate his obligations hereunder or to assign his rights hereunder or any interest herein. The Company and the Executive acknowledge and agree that this Executive Severance Agreement shall be assigned or transferred in connection with the merger, consolidation, sale, or transfer of all, or substantially all, of the assets of the Company.
17. Amendments; Waivers.
No provision in this Executive Severance Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any Party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Executive Severance Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

18. Notices.
Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:
if to the Company, to:
NYMAGIC, INC.
919 Third Avenue, 10th Floor
New York, NY 10022
Attn: General Counsel
with a copy to the Buyer:
3562 Round Barn Cir, Ste 200
Santa Rosa, CA 95403
Attention: Chief HR Officer
if to the Executive, to:
Thomas J. Iacopelli
75 Taxter Rd
Irvington, NY 10533
All such notices, requests, consents and other communications shall be deemed to have been delivered and received (a) in the case of personal delivery or delivery by telecopy, on the date of such delivery (or, if such date is not a business day, then on the next business day), (b) in the case of dispatch by nationally-recognized overnight courier, on the next business day following such dispatch and (c) in the case of mailing, on the third business day after the posting thereof.
19. Effect of Agreement on Other Benefits.
Except as specifically provided in this Executive Severance Agreement, the existence of this Executive Severance Agreement shall not be interpreted to preclude, prohibit or restrict the Executive’s participation in any other employee benefit or other plans or programs in which the Executive currently participates.
20. Headings and Construction.
The headings of the sections contained in this Executive Severance Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Executive Severance Agreement.

21. Entire Agreement.
This Executive Severance Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and, as of the Effective Date, supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto, including the Employment Agreement.
22. Withholding.
The compensation provided to the Executive pursuant to this Executive Severance Agreement shall be subject to any withholdings and deductions required by any applicable tax laws.
23. Counterparts.
This Executive Severance Agreement may be executed in two or more counterparts.

IN WITNESS WHEREOF, the undersigned have executed this Executive Severance Agreement as of the date first written above.

NYMAGIC, INC.

By:	/s/ Paul J. Hart
Paul J. Hart, Executive Vice President

THE EXECUTIVE

By:	/s/ Thomas J. Iacopelli
Thomas J. Iacopelli

13